[QUARLES & BRADY LLP LETTERHEAD]

July 29, 2013

Wisconsin Capital Funds, Inc.

d/b/a Plumb Funds, Inc.

1221 John Q. Hammons Drive

Madison, Wisconsin 53717

Ladies and Gentlemen:

We hereby consent to the incorporation by reference into Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A of Wisconsin Capital Funds, Inc. (the "Registration Statement") of our opinion as to the legality of the shares of the various mutual fund series of Wisconsin Capital Funds, Inc., which opinion was previously filed as an exhibit to Pre-Effective Amendment No. 3 to the Registration Statement. We also consent to the references to our firm in the Prospectus and Statement of Additional Information constituting parts of the Registration Statement.

Very truly yours,

/s/ Quarles & Brady

QUARLES & BRADY LLP